FIELDPOINT PETROLEUM PROVIDES UPDATE

AUSTIN, TX – (PRNEWSWIRE) – July 31, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today provided an update on recent activity.

Phillip Roberson, FieldPoint President and CFO, stated, “As the Ranger Project continues, we have now completed the third and fourth horizontal Taylor Sand wells in the Serbin Field with our drilling partner, Riley Exploration Group, LLC. The first Ranger well, the 8A-1H, was completed in the 1st quarter of this year to a total vertical depth of 5,269’ and a total measured depth of 11,500’ with an initial production rate of 167 barrels of oil per day (BOPD).  We are pleased with the performance of the well, but believe we have a blockage in the lower perforations and plan to work over the well later in the year with expectations of increasing production.  The second Ranger well, the 11A-1H, was completed in May to a total vertical depth of 5,679’ and a total measured depth of 9,500’ with an initial production rate of 231 BOPD.  This well had a much shorter lateral than the first well, but as we continue to improve our completion plan, we believe the wells will continue to improve.  The third and fourth Ranger wells, the 8A-2H and 8A3-3H, were recently completed utilizing the same pad and production facilities used for the 8A-1H. These two recent wells are currently flowing back, and from results to date, we believe they will perform as well or better than the first two wells.”

FieldPoint recently completed a portfolio review of its current production and has identified several behind pipe and new drill opportunities. The Company is filing a drilling permit for the Quinoco Sulimar #2 in Chavez County, New Mexico, and plans to offset drill the Quinoco Sulimar #1, which initially produced approximately 150 BOPD and currently produces 10 BOPD, after having produced approximately 128,000 barrels of oil from the Queen Sand at 1,800’.  With an expected drill and complete cost of approximately $350,000, management believes this is an excellent risk reward opportunity for the Company.  This will also be the first well the Company has drilled as the operator in several years. We expect to spud the well late in the 3rd quarter, depending on the timing of permit approvals.  If this well is successful, in addition to improving current cash flow it could also prove up several new PUD (proved undeveloped) locations on the lease.

The Company has filed two Texas Railroad Commission Rule 5 exception letters to recomplete the University Z1 well in the Wolfcamp Limestone and the Arrowhead #1 well in the Devonian, both in Andrews County, Texas. The Company expects to begin these recompletions in the third Quarter. These wells are currently marginal producers but if successful the recompletions could contribute significantly to cash flow and reserves.

Mr. Roberson concluded with, “We are very encouraged by these early results and expect the economics to continue to improve as we drill more wells in the Ranger Project. We are working with our partner diligently to bring down the well costs and improve the performance of each successive well. From a risk reward standpoint, our offset and behind pipe opportunities are very attractive and we will continue to work with our geologic consultant to aggressively review our portfolio for opportunities to efficiently deploy capital and grow production.”

PLEASE VISIT FIELDPOINT’S UPDATED WEBSITE AT: www.fppcorp.com

About FieldPoint Petroleum Corp.    FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Texas, New Mexico, Oklahoma, Louisiana, and Wyoming.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact:   Phillip Roberson, (512) 579-3563 or proberson@fppcorp.com

       Or Roger Bryant, (214) 215-9130 or rbryant@fppcorp.com

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746